HOME EQUITY ASSET TRUST 2007-2

HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

All records

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 6,228

Total Outstanding Loan Balance ($): 1,173,441,877

Total Expected Collateral Balance -Deal ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($): 1,200,000,100

Average Loan Current Balance ($): 188,414

Weighted Average Original LTV (%) *: 82.7

Weighted Average Coupon (%): 8.21

Arm Weighted Average Coupon (%): 8.10

Fixed Weighted Average Coupon (%): 8.63

Weighted Average Margin (%): 5.80

Weighted Average FICO (Non-Zero): 627

Weighted Average Age (Months): 3

% First Liens: 95.5

% Second Liens: 4.5

% Arms: 79.5

% Fixed: 20.5

% Interest Only: 12.7

% of Loans with Mortgage Insurance: 0.0

(*) For second liens, CLTV is employed in this calculation

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

All records

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
Alabama	70	8,103,556	0.7	8.97	88.4	614
Alaska	1	278,640	0.0	7.33	80.0	498
Arizona	379	67,203,779	5.7	8.08	81.6	626
Arkansas	42	3,767,636	0.3	8.92	87.0	615
California	1,129	339,469,717	28.9	7.90	81.6	636
Colorado	100	16,812,878	1.4	8.26	85.2	627
Connecticut	50	9,577,585	0.8	8.13	81.4	625
Delaware	27	4,896,402	0.4	7.88	82.7	610
District of Columbia	1	299,426	0.0	9.10	100.0	610
Florida	567	112,401,471	9.6	8.38	81.6	623
Georgia	185	26,935,459	2.3	8.68	86.0	622
Hawaii	13	3,809,724	0.3	8.27	79.7	684
Idaho	11	1,660,259	0.1	8.37	82.3	581
Illinois	372	71,443,666	6.1	8.41	83.1	628
Indiana	82	8,585,258	0.7	9.14	89.6	614
Iowa	15	1,537,894	0.1	8.96	84.1	610
Kansas	17	2,123,005	0.2	8.53	82.8	602
Kentucky	51	6,030,120	0.5	8.58	86.5	615
Louisiana	84	11,194,512	1.0	8.65	85.0	612
Maine	26	3,589,114	0.3	8.32	83.9	628
Maryland	195	44,826,320	3.8	7.80	81.5	618
Massachusetts	44	11,290,937	1.0	7.91	82.4	641
Michigan	141	18,335,112	1.6	8.78	86.5	626
Minnesota	106	18,301,033	1.6	8.21	83.5	626
Mississippi	42	4,760,853	0.4	8.85	86.7	603
Missouri	141	17,577,114	1.5	8.95	85.5	599
Montana	5	792,422	0.1	8.80	88.5	626
Nebraska	2	161,239	0.0	9.29	86.2	583
Nevada	130	28,286,773	2.4	8.04	83.1	641
New Hampshire	19	2,860,125	0.2	7.88	82.5	625
New Jersey	154	38,753,496	3.3	8.19	81.8	636
New Mexico	38	5,065,044	0.4	8.60	82.6	607
New York	110	31,542,893	2.7	8.29	81.1	632
North Carolina	177	23,070,385	2.0	8.58	83.9	607
North Dakota	2	400,327	0.0	7.42	79.6	634
Ohio	114	15,094,677	1.3	8.54	84.6	615
Oklahoma	56	5,300,333	0.5	9.01	88.8	608
Oregon	34	5,933,699	0.5	8.09	84.3	642
Pennsylvania	175	22,581,503	1.9	8.43	83.3	620
Rhode Island	20	4,123,964	0.4	7.73	83.6	660
South Carolina	69	8,845,373	0.8	8.90	87.1	616
South Dakota	3	383,801	0.0	7.88	84.0	629
Tennessee	160	18,776,935	1.6	8.43	84.5	621
Texas	617	68,724,430	5.9	8.48	83.1	616
Utah	118	18,997,032	1.6	8.00	84.0	637
Vermont	3	438,493	0.0	8.12	72.4	627
Virginia	169	31,915,381	2.7	8.21	82.9	615
Washington	85	16,177,257	1.4	7.84	83.8	621
West Virginia	2	242,222	0.0	7.58	80.0	622
Wisconsin	71	9,612,046	0.8	8.65	83.6	609
Wyoming	4	550,507	0.0	7.77	86.2	647
Total:	6,228	1,173,441,877	100.0	8.21	82.7	627

(*) For second liens, CLTV is employed in this calculation